Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS THIRD QUARTER 2018 RESULTS
Company Increases Full-Year 2018 Guidance
TAMPA, Fla. (Oct. 30, 2018) - WellCare Health Plans, Inc. (NYSE: WCG) (“WellCare”) today reported results for the quarter ended September 30, 2018. As determined under generally accepted accounting principles (GAAP), net income for the third quarter of 2018 was $130.6 million, or $2.70 per diluted share. Adjusted net income for the third quarter of 2018 was $161.2 million, or $3.33 per diluted share.

“We delivered strong operating and financial results in the third quarter,” said Ken Burdick, WellCare’s chief executive officer. “With the recent closing of the Meridian acquisition and our Medicaid contract wins in Florida and Arizona, we are excited about our substantial growth outlook as we move through the end of the year and into 2019.”

“As a result of our performance, we are revising our full-year 2018 adjusted earnings per diluted share guidance to a range of $10.90 to $11.00,” Burdick continued.

Key Metrics	3Q18	3Q17
Earnings per diluted share (EPS) (GAAP)	$2.70	$3.82
Adjusted EPS(1)	$3.33	$4.08
Net income margin (GAAP)	2.6%	3.9%
Adjusted net income margin(1)	3.3%	4.2%

Total Revenue (GAAP) ($ millions)	$5,058.1	$4,402.9
Adjusted Total Revenue(1) ($ millions)	$4,955.1	$4,373.4

Revenue ($ millions):
Medicaid Health Plans (GAAP)	$3,223.3	$2,722.7
Adjusted Medicaid Health Plans(1)	$3,120.3	$2,693.2
Medicare Health Plans	$1,582.0	$1,466.3
Medicare Prescription Drug Plans (PDP)	$182.3	$201.9

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	84.9%	86.0%
Adjusted Medicaid Health Plans(1)	87.8%	86.9%
Medicare Health Plans	84.8%	85.7%
Medicare Prescription Drug Plans (PDP)	63.1%	70.7%

Selling, General and Administrative (SG&A) Ratio (GAAP)	8.6%	8.5%
Adjusted SG&A Ratio(1)	8.5%	8.3%

(1) Refer to the Basis of Presentation for a discussion of these adjusted (non-GAAP) financial measures.

Key Highlights

•	GAAP and adjusted total revenue of $5.1 billion and $5.0 billion for the third quarter of 2018 increased 14.9 percent and 13.3 percent, respectively, compared with the third quarter of 2017.

•
GAAP and adjusted Medicaid Health Plans revenue of $3.2 billion and $3.1 billion for the third quarter of 2018 increased 18.4 percent and 15.9 percent, respectively, compared with the third quarter of 2017.

•
In August 2018, WellCare raised approximately $2.1 billion in gross proceeds via common stock and debt offerings in order to fund the acquisition of Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc. and MeridianRx, a pharmacy benefit manager (collectively “Meridian”).

•	Effective September 1, 2018, WellCare closed the previously announced acquisition of Meridian.

•
On September 27, 2018, WellCare announced it entered into agreements to acquire Aetna Inc.’s entire standalone Medicare Part D prescription drug business. The closing of this transaction is subject to the closing of CVS Health’s acquisition of Aetna and other customary closing conditions.

•
WellCare’s Medicare Advantage (MA) contracts serving certain of the company’s members in California, Florida, Texas and New York/Maine, received an overall rating of 4.0 Stars or higher on CMS’s 5-Star Rating System for the 2019 Plan Year. As of September 30, 2018, these contracts served approximately 42.3 percent of WellCare’s total MA members, excluding our two dual demonstration MA contracts, which are not subject to Star Ratings.

•	As of September 30, 2018, unregulated cash and investments were approximately $462.6 million.

2018 Financial Outlook
WellCare is increasing its full-year adjusted EPS guidance to a range of $10.90 to $11.00 from its previous guidance range of $10.70 to $10.90 per diluted share. Refer to the Appendix included in this news release for specific 2018 guidance metrics, related footnotes and basis of presentation.

Consolidated Operations Results
GAAP net income for the third quarter of 2018 was $130.6 million, or $2.70 per diluted share, compared with GAAP net income of $171.6 million, or $3.82 per diluted share, for the third quarter of 2017. Adjusted net income for the third quarter of 2018 was $161.2 million, or $3.33 per diluted share, compared with adjusted net income of $183.6 million, or $4.08 per diluted share, for the third quarter of 2017. The year-over-year decrease in GAAP and adjusted net income primarily reflect the recognition of certain previously unrecognized tax benefits and incremental retroactive revenue related to Florida during the third quarter of 2017 and the reinstatement of the ACA Health Insurer Fee (HIF) for 2018, which is nondeductible for tax purposes. These decreases were partially offset by continued operational execution across all three business segments and the effect of the Tax Cut and Jobs Act of 2017 that resulted in a lower statutory tax rate for 2018.

GAAP net income margin for the third quarter of 2018 was 2.6 percent compared with 3.9 percent for the third quarter of 2017. Adjusted net income margin for the third quarter of 2018 was 3.3 percent compared with 4.2 percent for the third quarter of 2017.

GAAP and adjusted total revenue of $5.1 billion and $5.0 billion for the third quarter of 2018 increased 14.9 percent and 13.3 percent, respectively, compared with the third quarter of 2017. The year-over-year increases in GAAP and adjusted total revenue were primarily the result of the company’s acquisition of Meridian, the addition of new members as a result of the statewide expansion of the Illinois Medicaid program, organic growth in our Medicare Health Plans segment, and the reinstatement of the ACA HIF for 2018.

GAAP SG&A expense was $433.2 million for the third quarter of 2018 compared with $372.3 million for the third quarter of 2017. Adjusted SG&A expense was $420.0 million for the third quarter of 2018 compared with $364.8 million for the third quarter of 2017. The year-over-year increases in GAAP and adjusted SG&A expense were primarily the result of the company’s growth.

The GAAP SG&A expense ratio was 8.6 percent in the third quarter of 2018 compared with 8.5 percent in the third quarter of 2017. The adjusted SG&A expense ratio was 8.5 percent in the third quarter of 2018 compared with 8.3 percent in the third quarter of 2017.
Medicaid Health Plans Segment Results
Medicaid Health Plans membership was 3.9 million as of September 30, 2018 and increased by approximately 1.2 million members, or 43.7 percent, compared with September 30, 2017. The increase was primarily due to the company’s 2018 acquisition of Meridian as well as net organic growth.
GAAP and adjusted Medicaid Health Plans revenue was $3.2 billion and $3.1 billion, respectively, for the third quarter of 2018, an increase of 18.4 percent and 15.9 percent, respectively, compared with the third quarter of 2017. The increases in GAAP and adjusted premium revenue were primarily the result of the company’s 2018 acquisition of Meridian and the addition of new members as a result of the statewide expansion of the Illinois Medicaid program. In addition, the reinstatement of the ACA HIF in 2018 and associated Medicaid ACA HIF reimbursement also contributed to the year-over-year increase in GAAP Medicaid premium revenue.

The GAAP Medicaid Health Plans MBR was 84.9 percent for the third quarter of 2018 compared with 86.0 percent for the third quarter of 2017. The decrease in the GAAP Medicaid Health Plans MBR was primarily the result of the reinstatement of the Medicaid ACA HIF reimbursement in 2018. The adjusted Medicaid Health Plans MBR was 87.8 percent for the third quarter of 2018 compared with 86.9 percent for the third quarter of 2017, primarily as a result of the acquisition of Meridian and incremental retroactive revenue related to Florida received in the third quarter of 2017, partially offset by continued operational execution.

Medicare Health Plans Segment Results
Medicare Health Plans membership was approximately 544,000 as of September 30, 2018 and increased by approximately 52,000 members, or 10.6 percent, compared with September 30, 2017. The increase was primarily a result of the company’s 2018 acquisition of Meridian as well as organic growth.

Medicare Health Plans revenue of $1.6 billion for the third quarter of 2018 increased 7.9 percent compared with the third quarter of 2017. The increase was primarily due to organic growth and the company’s 2018 acquisition of Meridian.

The Medicare Health Plans MBR for the third quarter of 2018 was 84.8 percent compared with 85.7 percent for the third quarter of 2017. The year-over-year decrease was primarily due to continued operational execution and the company’s 2018 bid strategy.

Medicare Prescription Drug Plans (PDP) Segment Results
Medicare PDP membership was approximately 1.1 million as of September 30, 2018, and decreased by approximately 85,000 members, or 7.4 percent, compared with September 30, 2017. The decrease was primarily a result of the company’s 2018 bid positioning.

Medicare PDP revenue of $182.3 million for the third quarter of 2018 decreased by 9.7 percent compared with the third quarter of 2017. The decrease was primarily due to the decline in membership as a result of company’s 2018 bid positioning.

The Medicare PDP segment MBR for the third quarter of 2018 was 63.1 percent compared with 70.7 percent for the third quarter of 2017. The decrease was primarily the result of the company’s 2018 bid positioning and continued operational execution.

Operating Cash Flow and Financial Condition
Net cash used by operating activities was $578.6 million for the three months ended September 30, 2018, compared with net cash provided by operating activities of $910.6 million for the three months ended September 30, 2017. The year-over-year change in operating cash flow is primarily attributable to the advanced receipt of October CMS Medicare premiums in September 2017 and the payment of the ACA HIF in September 2018.

As of September 30, 2018, unregulated cash and investments were approximately $462.6 million, which includes the effects of the Meridian transaction, compared with $582.2 million as of September 30, 2017.

Days in claims payable (DCP) was 54.2 days as of September 30, 2018 compared with 51.0 days as of September 30, 2017 and 55.2 days as of June 30, 2018.

Conference Call and Webcast
A discussion of WellCare’s third quarter 2018 results will be available via a conference call and live webcast today at 8:30 a.m. EDT.

The conference call will be webcast live from the company's website and will be available at the following link: https://services.choruscall.com/links/wcg181030.html. The webcast should be accessed a few minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company's website at http://ir.wellcare.com/Event.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10123489. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial-in number (toll-free):	1-844-492-3724
International participant dial-in number	1-412-542-4185

A telephonic replay will be available until midnight EST on Tuesday, November 6, 2018. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10123489:

Domestic replay (toll-free) number:	1-877-344-7529
International replay number:	1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses primarily on providing government-sponsored managed care services to families, children, seniors and individuals with complex medical needs primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, as well as individuals in the Health Insurance Marketplace. WellCare serves approximately 5.5 million members nationwide as of September 30, 2018. For more information about WellCare, please visit the company's website at www.wellcare.com.

Basis of Presentation
Discontinued Operations
In 2016, Universal American, a subsidiary of WellCare, completed the sale of its life insurance business while retaining ownership of the life insurance subsidiary. Universal American entered into a 100% quota-share reinsurance treaty with the buyer, which, among other treaties, resulted in the reinsurance of all of the life insurance policies underwritten by the retained subsidiary. Accordingly, the discontinued business has not materially affected WellCare’s results of operations for the periods presented in this news release. For additional information, refer to Note 19-Discontinued Operations within the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the period ended December 31, 2017.

Non-GAAP Financial Measures
In addition to results determined under GAAP, WellCare provides certain non-GAAP financial measures that management believes are useful in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company has provided a reconciliation of the historical non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

Earnings per share, net income and, as noted below, other specific operating and financial measures have been adjusted for the effect of certain expenses, and as appropriate, the related tax effect, related to previously disclosed government investigations and related litigation and resolution costs (“investigation costs”); amortization expense associated with acquisitions (“acquisition-related amortization expenses”); and certain one-time transaction and integration costs related to the acquisitions of Universal American and Meridian (“transaction and integration costs”).

Although the excluded items may recur, WellCare believes that by providing non-GAAP measures exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting its core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not expect to reoccur. WellCare has adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of its business operations. The transaction and integrations costs are related to specific 2017 and 2018 events, which do not reflect the underlying ongoing performance of the business.

In addition, because reimbursements for Medicaid premium tax and the ACA HIF are both included in the premium rates or reimbursement established in certain Medicaid contracts and also recognized separately as a component of expense, the company excludes these reimbursements from premium revenue and total revenue when calculating key ratios as the company believes that these components are not indicative of operating performance.

The company is not able to project at the time of this news release the amount of expenses associated with investigation costs or transaction and integration costs and, therefore, cannot reconcile projected non-GAAP measures affected by these items to projected GAAP measures.

Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted total revenue (non-GAAP) = Total revenue (GAAP) less Medicaid premium taxes revenue and ACA industry fee reimbursement.
Adjusted premium revenue (non-GAAP) = Premium revenue (GAAP) less Medicaid premium taxes revenue and ACA industry fee reimbursement. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs and transaction and integration costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted total revenue.
Adjusted depreciation & amortization (non-GAAP) = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, acquisition-related amortization expenses, and transaction and integration costs.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted total revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “will,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook and the status of the pending acquisition of Aetna’s Part D business and the status of new Medicaid programs, contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, the ability to complete the acquisition of the Aetna Part D business in a timely manner or at all (which may adversely affect WellCare’s business and the price of the common stock of WellCare), the failure to satisfy the conditions to the consummation of the acquisition (including the closing of CVS Health’s acquisition of Aetna and other customary closing conditions), WellCare’s ability to effectively execute and integrate acquisitions, including the ability to achieve expected synergies within the expected time frames or at all, the ability to achieve accretion to WellCare’s earnings, revenues or other benefits expected, disruption to business relationships, operating results, and business generally of WellCare and/or Meridian and the ability to retain Meridian employees, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, WellCare’s ability to improve healthcare quality and access, the appropriation and payment by state governments of Medicaid premiums receivable, the outcome of any protests and litigation related to Medicaid awards, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, and WellCare’s ability to meet the requirements of readiness reviews. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission, included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Beau Garverick	Alissa Momberg Lawver
Tel: 813-206-2329	Tel: 813-206-525
beau.garverick@wellcare.com	alissa.lawver@wellcare.com

Matt Humphries
Tel: 813-206-6096
matt.humphries@wellcare.com

2018 Financial Outlook
WellCare is increasing its full-year 2018 adjusted EPS guidance to a range of $10.90 to $11.00 from its previous guidance range of $10.70 to $10.90.

Guidance Metric	2018 Guidance as of October 30, 2018
Revenue:
GAAP Medicaid Health Plans	$12.7B to $12.9B
Adjusted Medicaid Health Plans(1)	$12.3B to $12.45B
Medicare Health Plans	$6.25B to $6.35B
Medicare PDP	$825M to $875M
Medicaid ACA industry fee reimbursement	$280M to $285M
Products and services	$120M to $125M
Investment and other income(2)	$101M to $105M
GAAP total revenue	$20.0B to $20.3B
Adjusted total revenue(1)	$19.6B to $19.9B

Segment MBR:
GAAP Medicaid Health Plans	85.6% to 85.9%
Adjusted Medicaid Health Plans(1)	88.4% to 88.8%
Medicare Health Plans	84.1% to 84.7%
Medicare PDP	75.0% to 76.5%

Costs of products and services	$117M to $121M
Adjusted SG&A ratio(3)(4)	8.35% to 8.45%
ACA industry fee expense	$342M to $346M
GAAP depreciation and amortization (D&A) expense	$178M to $182M
Adjusted D&A expense(5)	$102M to $106M
Interest expense	$87M to $89M
Adjusted effective income tax rate(4)(6)	34.0% to 35.0%

Adjusted EPS(4)(7)	$10.90 to $11.00

(1)	Excludes an estimated $125.0 million to $130.0 million in Medicaid premium taxes and $280.0 million to $285.0 million in ACA industry fee reimbursement.
(2)	Investment & other income primarily includes investment income and specialty pharmacy business sold to nonmembers.
(3)	SG&A expense (GAAP) less investigation costs and transaction and integration costs divided by premium revenue (GAAP) less Medicaid premium taxes revenue and ACA industry fee reimbursement.
(4)
WellCare is not able to estimate amounts associated with investigation costs and acquisition-related transaction and integration costs expected to be incurred in 2018 and, therefore, cannot reconcile these metrics to total projected GAAP metrics.

(5)	Excludes an estimated $75.0 million to $77.0 million in acquisition-related amortization expenses.
(6)	Excludes the estimated income tax effect associated with the investigation costs, acquisition-related amortization expenses, and transaction and integration costs.
(7)
The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net-of-tax effect of investigation costs, acquisition-related amortization expense, and transaction and integration costs.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				June 30, 2018		September 30, 2017
	September 30, 2018	June 30, 2018	September 30, 2017	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Illinois	862,000	254,000	139,000	608,000	239.4%	723,000	520.1%
Florida	735,000	737,000	757,000	(2,000)	(0.3)%	(22,000)	(2.9)%
Michigan	512,000	—	—	512,000	—%	512,000	—%
Georgia	502,000	515,000	498,000	(13,000)	(2.5)%	4,000	0.8%
Kentucky	448,000	455,000	446,000	(7,000)	(1.5)%	2,000	0.4%
Missouri	265,000	279,000	291,000	(14,000)	(5.0)%	(26,000)	(8.9)%
New York	152,000	150,000	144,000	2,000	1.3%	8,000	5.6%
Arizona	143,000	144,000	156,000	(1,000)	(0.7)%	(13,000)	(8.3)%
Other states	284,000	284,000	285,000	—	—%	(1,000)	(0.4)%
Total Medicaid Health Plans Membership (1)	3,903,000	2,818,000	2,716,000	1,085,000	38.5%	1,187,000	43.7%

Medicaid Health Plans Membership by Program:
TANF	3,315,000	2,349,000	2,274,000	966,000	41.1%	1,041,000	45.8%
SSI, ABD, Duals and LTC	421,000	311,000	302,000	110,000	35.4%	119,000	39.4%
CHIP and other	167,000	158,000	140,000	9,000	5.7%	27,000	19.3%
Total Medicaid Health Plans Membership (1)	3,903,000	2,818,000	2,716,000	1,085,000	38.5%	1,187,000	43.7%

Medicare Health Plans:
Medicare Advantage by State:
Texas	104,000	104,000	106,000	—	—%	(2,000)	(1.9)%
Florida	96,000	96,000	101,000	—	—%	(5,000)	(5.0)%
New York	89,000	89,000	89,000	—	—%	—	—%
Georgia	50,000	50,000	46,000	—	—%	4,000	8.7%
Other states	205,000	171,000	150,000	34,000	19.9%	55,000	36.7%
Total Medicare Health Plans (1)	544,000	510,000	492,000	34,000	6.7%	52,000	10.6%

Medicare Prescription Drug Plans	1,056,000	1,056,000	1,141,000	—	—%	(85,000)	(7.4)%

Health Insurance Marketplace	5,000	—	—	5,000	—%	5,000	—%

Total Membership	5,508,000	4,384,000	4,349,000	1,124,000	25.6%	1,159,000	26.6%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible and participate in both our Medicaid and Medicare programs. The dually-eligible membership was 68,000, 55,000 and 52,000 at September 30, 2018, June 30, 2018 and September 30, 2017, respectively.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Premium	$4,885.8	$4,361.4	$13,934.5	$12,540.9
Medicaid premium taxes	31.5	29.5	94.2	90.6
ACA industry fee reimbursement	71.5	—	199.0	—
Total premium	4,988.8	4,390.9	14,227.7	12,631.5
Products and services	34.6	—	34.6	—
Investment and other income	34.7	12.0	81.0	30.6
Total revenues	5,058.1	4,402.9	14,343.3	12,662.1

Expenses:
Medical benefits	4,195.0	3,740.7	12,023.0	10,938.3
Costs of products and services	33.5	—	33.5	—
Selling, general and administrative	433.2	372.3	1,167.0	1,040.2
ACA industry fee	86.5	—	247.0	—
Medicaid premium taxes	31.5	29.5	94.2	90.6
Depreciation and amortization	46.2	31.4	117.1	84.6
Interest	23.6	17.1	57.8	51.4
Total expenses	4,849.5	4,191.0	13,739.6	12,205.1
Income from operations	208.6	211.9	603.7	457.0
Loss on extinguishment of debt	—	—	—	26.1
Income before income taxes and equity in losses of unconsolidated subsidiaries	208.6	211.9	603.7	430.9
Equity in earnings (losses) of unconsolidated subsidiaries	6.6	23.2	(0.1)	22.1
Income before income taxes	215.2	235.1	603.6	453.0
Income tax expense	84.6	63.5	219.7	140.0
Net income	$130.6	$171.6	$383.9	$313.0

Earnings per common share:
Basic	$2.74	$3.86	$8.40	$7.04
Diluted	$2.70	$3.82	$8.29	$6.97

Weighted average common shares outstanding:
Basic	47,712,712	44,509,692	45,692,804	44,458,096
Diluted	48,384,427	44,969,033	46,287,616	44,909,916

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	September 30, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$4,306.6	$4,198.6
Short-term investments	1,034.4	469.5
Premiums receivable, net	969.6	453.4
Pharmacy rebates receivable, net	494.6	335.0
Funds receivable for the benefit of members	268.1	27.5
Prepaid expenses and other current assets, net	608.9	335.2
Total current assets	7,682.2	5,819.2

Property, equipment and capitalized software, net	384.1	319.5
Goodwill	1,753.5	660.7
Other intangible assets, net	1,326.6	367.9
Long-term investments	844.4	766.2
Restricted cash, cash equivalents and investments	234.8	211.0
Other assets	17.8	4.9
Assets of discontinued operations (a)	215.1	215.2
Total Assets	$12,458.5	$8,364.6

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$2,901.4	$2,146.3
Unearned premiums	20.8	65.9
Accounts payable and accrued expenses	868.8	788.1
Funds payable for the benefit of members	1,569.2	1,075.9
Other payables to government partners	444.2	367.0
Total current liabilities	5,804.4	4,443.2

Deferred income tax liability	117.2	93.4
Long-term debt, net	2,125.4	1,182.4
Other liabilities	34.0	13.7
Liabilities of discontinued operations (a)	215.1	215.2
Total liabilities	8,296.1	5,947.9

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 49,979,666 and 44,522,988 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively)	0.5	0.4
Paid-in capital	1,961.9	591.5
Retained earnings	2,211.4	1,827.5
Accumulated other comprehensive loss	(11.4)	(2.7)
Total Stockholders' Equity	4,162.4	2,416.7
Total Liabilities and Stockholders' Equity	$12,458.5	$8,364.6
(a) Refer to the basis of presentation for a discussion of discontinued operations.

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$383.9	$313.0
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	117.1	84.6
Loss on extinguishment of debt	—	26.1
Stock-based compensation expense	51.5	32.8
Deferred taxes, net	(9.8)	(39.0)
Other, net	13.1	13.4
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(144.1)	58.4
Pharmacy rebates receivable, net	(138.7)	(52.7)
Medical benefits payable	227.1	258.8
Unearned premiums	(74.7)	574.4
Other payables to government partners	64.8	36.6
Accrued liabilities and other, net	(292.2)	(60.9)
Net cash provided by operating activities	198.0	1,245.5

Cash flow from investing activities:
Acquisitions and acquisition-related settlements, net of cash acquired	(2,035.7)	(728.5)
Purchases of investments	(1,322.6)	(1,062.2)
Proceeds from sales and maturities of investments	822.8	324.1
Additions to property, equipment and capitalized software, net	(87.5)	(92.6)
Net cash used in investing activities	(2,623.0)	(1,559.2)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	739.0	1,182.2
Borrowings on Revolving Credit Facility, net of financing costs paid	221.3	—
Proceeds from issuance common stock, net of issuance fees paid	1,342.3	—
Payments on debt	(25.0)	(1,026.1)
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(23.3)	(13.6)
Funds received for the benefit of members, net	250.8	978.0
Other, net	29.5	13.4
Net cash provided by financing activities	2,534.6	1,133.9

Increase in cash, cash equivalents and restricted cash and cash equivalents	109.6	820.2
Balance at beginning of period	4,263.0	4,121.3
Balance at end of period	$4,372.6	$4,941.5

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$174.6	$149.5
Cash paid for interest	$65.5	$56.3

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$3.7	$11.3

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Medicaid Health Plans Segment:
Premium Revenue (GAAP)	$3,223.3	$2,722.7	$8,899.4	$8,058.3
Medicaid premium taxes	(31.5)	(29.5)	(94.2)	(90.6)
ACA industry fee reimbursement	(71.5)	—	(199.0)	—
Adjusted premium revenue (a)	3,120.3	2,693.2	8,606.2	7,967.7

Medical benefits expense	2,738.1	2,341.7	7,601.1	7,039.2

Medical benefits ratio (GAAP)	84.9%	86.0%	85.4%	87.4%
Adjusted medical benefits ratio(a)	87.8%	86.9%	88.3%	88.3%

Medicare Health Plans Segment (GAAP):
Premium revenue	$1,582.0	$1,466.3	$4,684.9	$3,877.6
Medical benefits expense	1,340.8	1,256.3	3,929.8	3,301.4
Medical benefits ratio	84.8%	85.7%	83.9%	85.1%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$182.3	$201.9	$642.2	$695.6
Medical benefits expense	115.1	142.7	491.1	597.7
Medical benefits ratio	63.1%	70.7%	76.5%	85.9%

Corporate and Other (GAAP):
Premium revenue	$1.2	$—	$1.2	$—
Medical benefits expense	1.0	—	1.0	—

Total Company:
Premium Revenue (GAAP)	$4,988.8	$4,390.9	$14,227.7	$12,631.5
Medicaid premium taxes	(31.5)	(29.5)	(94.2)	(90.6)
ACA industry fee reimbursement	(71.5)	—	(199.0)	—
Adjusted premium revenue (a)	4,885.8	4,361.4	13,934.5	12,540.9

Medical benefits expense	4,195.0	3,740.7	12,023.0	10,938.3

Medical benefits ratio (GAAP)	84.1%	85.2%	84.5%	86.6%
Adjusted medical benefits ratio(a)	85.9%	85.8%	86.3%	87.2%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of investigation costs and acquisition-related transaction and integration costs.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Company revenue:
As determined under GAAP	$5,058.1	$4,402.9	$14,343.3	$12,662.1
Medicaid premium taxes	(31.5)	(29.5)	(94.2)	(90.6)
ACA industry fee reimbursement	(71.5)	—	(199.0)	—
Adjusted revenue(1)	$4,955.1	$4,373.4	$14,050.1	$12,571.5

SG&A Expense:
As determined under GAAP	$433.2	$372.3	$1,167.0	$1,040.2
Adjustments:
Investigation costs	(0.1)	(0.9)	(0.3)	(7.2)
Transaction and integration costs	(13.1)	(6.6)	(25.5)	(33.3)
Adjusted SG&A Expense(1)	$420.0	$364.8	$1,141.2	$999.7

SG&A expense ratio:
As determined under GAAP	8.6%	8.5%	8.1%	8.2%
Effect of Medicaid premium taxes	0.1%	0.1%	—%	—%
Effect of ACA industry fee reimbursement	0.2%	—%	0.1%	—%
Effect of SG&A expense adjustments above(1) (2)	(0.4)%	(0.3)%	(0.2)%	(0.2)%
Adjusted SG&A expense ratio(1) (2)	8.5%	8.3%	8.1%	8.0%

(1) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

(2) Effective July 1, 2018, the Company redefined our SG&A ratio (GAAP) to be a percentage of total revenues. Adjusted SG&A ratio was redefined to be a percentage of total revenues excluding Medicaid premium tax reimbursement and Medicaid ACA industry fee reimbursement. Accordingly, results for the three and nine months ended September 30, 2017 were adjusted to conform to this presentation, which decreased our SG&A ratio (GAAP) by 0.0% for each period and our Adjusted SG&A ratio (non-GAAP) for the three and nine months ended September 30, 2017 by 0.1% and 0.0%, respectively.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following table presents applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended September 30, 2018				For the Three Months Ended September 30, 2017
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$433.2	$(13.2)	(1)	$420.0	$372.3	$(7.5)	(1)	$364.8
Depreciation and amortization	$46.2	$(19.9)		$26.3	$31.4	$(10.6)		$20.8
Income tax expense	$84.6	$2.5	(2)	$87.1	$63.5	$6.1	(2)	$69.6
Effective tax rate	39.3%	(4.2)%	(2)	35.1%	27.0%	0.5%	(2)	27.5%
Net income	$130.6	$30.6		$161.2	$171.6	$12.0		$183.6
Net income margin (3)	2.6%	0.7%		3.3%	3.9%	0.3%		4.2%

Earnings per share:
Basic	$2.74	$0.64		$3.38	$3.86	$0.26		$4.12
Diluted	$2.70	$0.63		$3.33	$3.82	$0.26		$4.08

	For the Nine Months Ended September 30, 2018				For the Nine Months Ended September 30, 2017
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$1,167.0	$(25.8)	(1)	$1,141.2	$1,040.2	$(40.5)	(1)	$999.7
Depreciation and amortization	$117.1	$(41.1)		$76.0	$84.6	$(22.1)		$62.5
Loss on extinguishment of debt	$—	$—		$—	$26.1	$(26.1)		$—
Income tax expense	$219.7	$10.9	(2)	$230.6	$140.0	$32.7	(2)	$172.7
Effective tax rate	36.4%	(2.0)%	(2)	34.4%	30.9%	1.0%	(2)	31.9%
Net income	$383.9	$56.0		$439.9	$313.0	$56.0		$369.0
Net income margin(3)	2.7%	0.4%		3.1%	2.5%	0.4%		2.9%

Earnings per share:
Basic	$8.40	$1.23		$9.63	$7.04	$1.26		$8.30
Diluted	$8.29	$1.21		$9.50	$6.97	$1.25		$8.22

(1) Comprised of investigation costs and transaction and integration costs, as disclosed in the "Reconciliation of Selling, General and Administrative Expense Ratios" table.

(2) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the non-GAAP adjustments. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

(3) Effective July 1, 2018, the Company redefined net income margin as net income as a percentage of total revenues. Adjusted net income margin was redefined as adjusted net income as a percentage of total revenue excluding reimbursements for Medicaid premium taxes and ACA fees. Accordingly, results for the three and nine months ended September 30, 2017 were adjusted to conform to this presentation. Net income margin and adjusted net income margin for the three and nine months ended September 30, 2017 did not change from the results previously reported.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Presentation of Certain Adjusted Historical Financial Information
(Unaudited; dollars in millions)

Effective July 1, 2018, the Company redefined our SG&A ratio (GAAP) and net income margin (GAAP) to be a percentage of total revenues. Our Adjusted SG&A ratio and Adjusted net income margin were redefined to be a percentage of total revenues excluding Medicaid premium tax reimbursement and Medicaid ACA industry fee reimbursement. Accordingly, historical results were adjusted to conform to this presentation, as presented below.

	2017					2018
	Three Months Ended March 31,	Three Months Ended June 30,	Three Months Ended September 30,	Three Months Ended December 31,	Year Ended December 31,	Three Months Ended March 31,	Three Months Ended June 30,

Total Revenue:
As determined under GAAP	$3,954.2	$4,305.0	$4,402.9	$4,345.1	$17,007.2	$4,646.2	$4,639.0
Medicaid Premium Taxes	(29.0)	(31.0)	(29.5)	(29.2)	(118.7)	(32.1)	(30.6)
ACA Industry Fee Reimbursement	—	—	—	—	—	(64.7)	(62.8)
Adjusted total revenue	$3,925.2	$4,274.0	$4,373.4	$4,315.9	$16,888.5	$4,549.4	$4,545.6

Total SG&A Expense:
As determined under GAAP	$302.4	$365.5	$372.3	$444.5	$1,484.7	$355.9	$377.9
Adjustments:
Investigation Costs	(3.1)	(3.2)	(0.9)	(0.7)	(7.9)	(0.1)	(0.1)
Acquisition costs	(1.1)	(25.6)	(6.6)	(4.2)	(37.5)	(2.7)	(9.7)
Adjusted SG&A Expense	$298.2	$336.7	$364.8	$439.6	$1,439.3	$353.1	$368.1

As adjusted:
GAAP SG&A Ratio	7.6%	8.5%	8.5%	10.2%	8.7%	7.7%	8.1%
Adjusted SG&A expense ratio	7.6%	7.9%	8.3%	10.2%	8.5%	7.8%	8.1%

As reported:
GAAP SG&A Ratio	7.7%	8.5%	8.5%	10.3%	8.8%	7.7%	8.2%
Adjusted SG&A expense ratio	7.6%	7.9%	8.4%	10.2%	8.5%	7.8%	8.1%

Net income
As determined under GAAP	$67.3	$74.1	$171.6	$60.7	$373.7	$101.7	$151.6
SG&A Adjustments	4.2	28.8	7.5	4.9	45.4	2.8	9.8
Acquisition-related amortization	3.2	8.3	10.6	10.6	32.7	10.5	10.7
Loss on extinguishment of debt	—	26.1	—	—	26.1	—	—
Tax effect of adjustments	(2.7)	(23.9)	(6.1)	(5.9)	(38.6)	(3.2)	(5.2)
TCJA benefit	—	—	—	(56.1)	(56.1)	—	—
Adjusted Net Income	$72.0	$113.4	$183.6	$14.2	$383.2	$111.8	$166.9

As adjusted:
GAAP Net Income Margin	1.7%	1.7%	3.9%	1.4%	2.2%	2.2%	3.3%
Adjusted Net Income Margin	1.8%	2.7%	4.2%	0.3%	2.3%	2.5%	3.7%

As reported:
GAAP Net Income Margin	1.7%	1.7%	3.9%	1.4%	2.2%	2.2%	3.3%
Adjusted Net Income Margin	1.8%	2.7%	4.2%	0.3%	2.3%	2.5%	3.7%